EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Vycor Medical, Inc.

We consent to the incorporation by reference in the Form S-1, Post-Amendment 1 of Vycor Medical, Inc. as to our report dated March 27, 2015, with respect to the consolidated balance sheet of Vycor Medical, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended.

Hackensack, New Jersey
July 22, 2015